EXHIBIT 3.1

SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
AETNA INC.
(A Pennsylvania Corporation)
1.Name. The name of the corporation is Aetna Inc. (the “Corporation”).

2.Registered Office. The address of the Corporation’s registered office in the Commonwealth of Pennsylvania is the Corporation’s principal office at 1425 Union Meeting Road, Blue Bell, PA 19422 (which is located in Montgomery County).

3.Incorporation. The Corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the “PA BCL”).

4.Purpose. The purpose of the Corporation shall be to engage in any lawful act and activity for which corporations may be organized and incorporated under the PA BCL.

5.Authorized Capital.

5.1.     Authorized Shares. The aggregate number of shares of stock that the Corporation shall have authority to issue is 100 Common Shares, par value $0.01 (“Common Stock”).

5.2.    Common Stock. The following is a statement of the designations, preferences, qualifications, limitations, restrictions and special or relative rights granted or imposed upon the shares of Common Stock of the Corporation:

5.2.1.    Dividends. Holders of Common Stock shall be entitled to receive ratably such dividends (payable in cash, stock or otherwise) as may be declared by the board of directors of the Corporation (the “Board of Directors”) on Common Stock out of funds legally available for the payment thereof.

5.2.2.    Distribution of Assets. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Common Stock will be entitled to receive pro rata all of the remaining assets of the Corporation.

5.2.3.    Voting Rights. The holders of Common Stock shall have the general right to vote for all purposes, including the election of directors, as provided by law. Each holder of Common Stock shall be entitled to one vote for each share thereof held.

6.Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is authorized to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”), except as otherwise specifically provided therein, subject to the powers of the shareholders of the Corporation to amend or repeal any bylaws adopted by the Board of Directors.

7.Number; Election of Directors. The Board of Directors shall consist of at least one director, or such other number of directors as determined in accordance with the Bylaws of the Corporation. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

8.Indemnification.

8.1.    Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, including without limitation actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving while a director or officer of the Corporation at the request of the Corporation as a director, officer, employee, agent, fiduciary or other representative of another corporation (for profit or not-for-profit), limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, against all liabilities, expenses (including without limitation attorneys’ fees), judgments, fines, excise taxes and amounts paid in settlement in connection with such action or proceeding unless the act or failure to act by such person giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The Corporation shall have the power to indemnify employees and agents of the Corporation on the same basis as provided above in this Article 8.1, and to advance expenses to employees and agents on the same basis as provided in Article 8.2, as the Board of Directors may from time to time determine or authorize.

8.2.    Advancement of Expenses. Expenses (including without limitation attorneys’ fees) incurred by any person who was or is an officer or director of the Corporation in defending any action or proceeding referred to in Article 8.1 shall automatically be paid by the Corporation, without the need for action by the Board of Directors, in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation.

8.3.    Exception. Notwithstanding anything in this Article 8 to the contrary, the Corporation shall not be obligated to indemnify any person under Article 8.1 or advance expenses under Article 8.2 with respect to proceedings, claims or actions commenced by such person, other than mandatory counterclaims and affirmative defenses.

8.4.    Interpretation. The indemnification and advancement of expenses provided by or pursuant to this Article 8 shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any insurance policy, agreement, vote of shareholders or directors, or otherwise, both as to actions in such person’s official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. If the PA BCL is amended to permit a Pennsylvania corporation to provide greater rights to indemnification and advancement of expenses for its directors and officers than the express terms of this Article 8, this Article 8 shall be construed to provide for such greater rights.

8.5.    Contract. The duties of the Corporation to indemnify and to advance expenses to a director or officer as provided in this Article 8 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article 8 shall alter, to the detriment of such person, the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act that took place prior to such amendment or repeal or the termination of the service of the person as a director or officer, whichever is earlier.

9.Limitation of Directors’ Liability. No person who is or was a director of the Corporation shall be personally liable, as such, for monetary damages (other than under criminal statutes and under federal, state and local laws imposing liability on directors for the payment of taxes) unless the person’s conduct constitutes self-dealing, willful misconduct or recklessness. No amendment or repeal of this Article 9 shall apply to or have any effect on the liability or alleged liability of any person who is or was a director of the Corporation for or with respect to any acts or omissions of the director occurring prior to the effective date of such amendment or repeal. If the PA BCL is amended to permit a Pennsylvania corporation to provide greater protection from personal liability for its directors than the express terms of this Article 9, this Article 9 shall be construed to provide for such greater protection.

10.Limitation of Officers’ Liability. No person who is or was an officer of the Corporation shall be personally liable, as such, for monetary damages (other than under criminal statutes and under federal, state and local laws imposing liability on officers for the payment of taxes) unless the person’s conduct constitutes self-dealing, willful misconduct or recklessness. No amendment or repeal of this Article 10 shall apply to or have any effect on the liability or alleged liability of any person who is or was an officer of the Corporation for or with respect to any acts or omissions of the officer occurring prior to the effective date of such amendment or repeal. If the PA BCL is amended to permit a Pennsylvania corporation to provide greater protection from personal liability for its officers than the express terms of this Article 10, this Article 10 shall be construed to provide for such greater protection.

11.Right to Amend. Except as otherwise provided herein or by applicable law, the Corporation reserves the right to amend or repeal any provision contained in this Second Amended and Restated Articles of Incorporation as the same may from time to time be in effect, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges conferred on shareholders hereunder are subject to such reservation.